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                                                                      EXHIBIT 11

                       MEDIRISK, INC. AND SUBSIDIARIES
                 STATEMENTS OF COMPUTATION OF PER SHARE LOSS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                      THREE MONTHS                     SIX MONTHS
                                                                      ENDED JUNE 30,                  ENDED JUNE 30,
                                                                      --------------                  --------------
                                                                  1997             1996            1997            1996
                                                                  ----             ----            ----            ----
Net loss attributable to common stock                            $(2,561)         $ (517)        $(3,310)        $(6,796)
                                                                 =======          ======         =======         =======

Net loss per share:
Loss before extraordinary item                                   $ (0.63)         $(0.23)        $ (0.68)        $ (3.06)
Extraordinary loss on early extinguishment of debt                    --              --         $ (0.22)             --
                                                                 -------          ------         -------         -------

Net loss per share of common stock                               $ (0.63)         $(0.23)        $ (0.90)        $ (3.06)
                                                                 =======          ======         =======         =======

Weighed average number of common shares outstanding                4,051           2,217           3,658           2,217
                                                                 =======          ======         =======         =======





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